Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE

JLG Industries, Inc.	Contact: Greg Fries
1 JLG Drive	Manager — Investor Relations & Analysis
McConnellsburg, PA 17233-9533	(240) 313-1817, ir@jlg.com
Telephone (717) 485-5161
Fax (717) 485-6417
www.jlg.com
JLG INCREASES DIVIDEND; SPLITS STOCK 2-FOR-1
     McConnellsburg, PA, February 23, 2006 – The Board of Directors of JLG Industries, Inc. (NYSE: JLG) today increased the quarterly dividend rate to $.01 per common share and announced a two-for-one stock split. The cash dividend is payable on March 20, 2006 to shareholders of record at the close of business on March 6, 2006. The stock split shares will be distributed on March 27, 2006 to shareholders of record on March 13, 2006. On a pro-forma post-split basis, the quarterly dividend rate will be $0.005 cents per common share.
     “As JLG continues to grow and deliver improved results, today’s announcement reflects the Board’s confidence in our ability to execute our strategic plan,” stated Bill Lasky, Chairman of the Board, President and Chief Executive Officer. “We are committed to the relentless pursuit of quality and process excellence as we continue to remain focused on our core products and services and to leverage our position as the world’s leading producer of access equipment.”
About JLG
     JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers). The Company’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall telehandlers; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents.
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